PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE iROBOT CORPORATION
2015 STOCK OPTION AND INCENTIVE PLAN

Name of Grantee: _____________________
Target No. of Restricted Stock Units Granted: ____________________ (the “Target Award”)
Grant Date: ____________________

Pursuant to the iRobot Corporation 2015 Stock Option and Incentive Plan (the “Plan”), iRobot Corporation (the “Company”) has selected the Grantee named above to be awarded the Target Award specified above, subject to the terms and conditions of the Plan and this Award Agreement. Capitalized terms used but not defined in this Award Agreement shall have the meaning given such terms in the Plan.

1.	Definitions

For purposes of this Plan:
(a)“Award” means this award of performance-based Restricted Stock Units.

(b)“Award Agreement” means this Performance-Based Restricted Stock Unit Award Agreement.

(c) “Change in Control Date” means with respect to each Change in Control Performance Period, the last day of the month immediately preceding the effective date of a Sale Event.

(d)“Change in Control Performance Period” means the Performance Period that is shortened by the Administrator such that each such period shall be deemed to have concluded as of the Change in Control Date.

(e)“Performance Goals” mean the performance criteria applicable to an Award, as determined by the Administrator and set forth in this Award Agreement.

(f)“Performance Period” means a three fiscal year period commencing on January 3, 2016 and concluding on last day of the final fiscal year.

(g)“Sale Event” shall have the meaning given such term in the Plan.

2.Restrictions on Transfer of Award and Award Agreement. The Award shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee until (i) the Restricted Stock Units have vested as provided in Section 3 of this Award Agreement, and (ii) shares have been issued pursuant to Section 7 of this Award Agreement. This Award Agreement is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

3.Vesting of Restricted Stock Units. Subject to Sections 4 and 6 below, the Restricted Stock Units shall vest in accordance with the vesting schedule set forth on Exhibit A hereto.

4.Termination of Employment. Subject to Section 6 below, if at any time prior to the third Anniversary of the Grant Date (the “Vesting Date”), the Grantee’s employment with the Company terminates for any reason, the Grantee shall automatically forfeit the right to receive any portion of the Award; provided, however, that if the Grantee’s employment terminates by reason of the Grantee’s death after the Restricted Stock Units have been earned pursuant to Section 5 below, but before the Vesting Date, the Grantee shall not forfeit any such earned Restricted Stock Units.

5.Determination and Payment of Awards.

(a)The Target Award for the Performance Period shall be earned based on the Company’s performance for such Performance Period as measured by the Performance Goal(s), subject to the Grantee’s continued employment with the Company through the Vesting Date, except as set forth in Section 6 below.

(b)The Administrator, during the first fiscal quarter following the conclusion of each fiscal year in the Performance Period, shall determine the actual number of Restricted Stock Units that will be deemed to have been earned for such year and, at a meeting during the first fiscal quarter after the conclusion of the Performance Period, the Administrator shall determine the total number of Restricted Stock Units that shall be deemed earned as of the final day of the Performance Period, in each case in accordance with the terms of the applicable Award Agreement.

6.Change in Control. Subject to any Executive Agreement, Employment Agreement or similar agreement between the Company and the Grantee, in the event a Sale Event occurs prior to the end of a Performance Period, the Administrator shall determine the number of Restricted Stock Units to be earned by the Grantee in accordance with the principles set forth in Section 5 based upon the Company’s performance during the Change in Control Performance Period.

7.Issuance of Shares of Stock; Rights as Stockholder.

(a)As soon as practicable following the conclusion of the Performance Period, (but in no event later than 74 days following the Vesting Date), the earned and vested Restricted Stock Units, if any, will be settled in an equal number of shares of Stock. The Company shall direct its transfer agent to issue to the Grantee in book entry form the number of shares of Stock equal to the number of Restricted Stock Units that have been earned pursuant to Sections 3 and 5 and Exhibit A of this Award Agreement on such date in satisfaction of such Restricted Stock Units. Such issuance may be effected by the Company directing its transfer agent to deposit such shares of Stock into the Grantee’s brokerage account. The Grantee’s cost basis in any shares of Stock issued hereunder shall be $0.00.

(b)In each instance above, the issuance of shares of Stock shall be subject to the payment by the Grantee by cash or other means acceptable to the Company of any Federal, state, local and other applicable taxes required to be withheld in connection with such issuance in accordance with Section 9 of this Award Agreement.

(c)The Grantee understands that (i) the Grantee shall have no rights with respect to the shares of Stock underlying the Restricted Stock Units, such as voting rights, dividend rights and dividend equivalent rights, unless and until the Award has been settled and such shares of Stock have been issued to the Grantee as specified in Section 7(a) hereof and (ii) once shares have been delivered by book entry to the Grantee in respect of the Restricted Stock Units, the Grantee will be free to sell such shares of Stock, subject to applicable requirements of Federal and state securities laws and Company policy.

8.Incorporation of Plan. Notwithstanding anything herein to the contrary, this Award Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2 of the Plan.

9.Tax Withholding. In the event the Company is required to withhold taxes from the Grantee for taxable compensation relating to the issuance of shares of Stock in connection with this Award, the Grantee shall, not later than the date as of which the receipt of this Award becomes a taxable event for Federal income tax purposes, pay to the Company or make arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event. Subject to approval by the Administrator, the Company’s required minimum tax withholding obligation may be satisfied, in whole or in part, by the Company withholding from shares of Stock to be issued by the transfer agent, a number of shares of Stock with an aggregate Fair Market Value (as defined in the Plan) that would satisfy the withholding amount due. In the event that the Grantee does not satisfy his or her tax withholding obligation within five business days of being notified by the Company of such obligation, the Company shall, to the extent permitted by law, have the right to deduct such taxes from any payment of any kind otherwise due to the Grantee.

10.Section 409A.

(a)All payments and benefits described in this Award Agreement are intended to constitute a short term deferral for purposes of Section 409A of the Code and this Award Agreement shall be interpreted in accordance with such intent. To the extent that any payment or benefit described in this Award Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Grantee’s termination of employment, then such payments or benefits shall be payable only upon the Grantee’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).

(b)The parties intend that this Award will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Award Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. The parties agree that this Plan may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(c)The Company makes no representation or warranty and shall have no liability to the Grantee or any other person if any provisions of this Awards are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

11.No Obligation to Continue Service Relationship. Neither the Company nor any Subsidiary (as defined in the Plan) is obligated by or as a result of the Plan or this Award Agreement to continue the Grantee in a service relationship with the Company or any Subsidiary and neither the Plan nor this Award Agreement shall interfere in any way with the right of the Company or any Subsidiary to terminate its service relationship with the Grantee at any time.

12.Arbitration. Any dispute, controversy or claim arising out of, in connection with, or relating to the performance of this Award Agreement or its termination shall be settled by arbitration in the Commonwealth of Massachusetts, pursuant to the rules then obtaining of the American Arbitration Association. Any award shall be final, binding and conclusive upon the parties and a judgment rendered thereon may be entered in any court having jurisdiction thereof.

13.Miscellaneous.

(a)Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

(b)Modification. This Award Agreement may be modified, amended or rescinded only by a written agreement executed by both parties.

(c)Severability. The invalidity, illegality or unenforceability of any provision of this Award Agreement shall in no way affect the validity, legality or enforceability of any other provision.

(d)Successors and Assigns. This Award Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(e)Governing Law. This Award Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, without giving effect to the principles of the conflicts of laws thereof.

(f)Fractional Shares. All fractional shares resulting from the adjustment provisions or from the withholding of shares to satisfy tax withholding obligations, contained in this Award Agreement or in the Plan, shall be rounded down.

(g)Integration. This Award Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements regarding such subject matter.

iROBOT CORPORATION
By:
Title:

The foregoing Award Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Grantee's Signature

Grantee's Name and Address

EXHIBIT A
EARNING & VESTING SCHEDULE

Fiscal Year	Revenue Threshold	Target Operating Income Percent